UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2021, SmartStop Self Storage REIT, Inc. (the “Company”) announced the retirement of Michael S. McClure, its Chief Executive Officer, effective as of April 15, 2021 (the “Transition Date”).  Mr. McClure is retiring for personal reasons and not related to any disagreement with the Company’s management, its board of directors, or any of its operations, policies or practices.

The Company also announced that H. Michael Schwartz, who is the Company’s founder and currently the Company’s Executive Chairman, will return to the position of Chief Executive Officer of the Company effective as of the Transition Date.  Mr. Schwartz previously served as the Company’s Chief Executive Officer from January 2013 to June 2019.  Mr. Schwartz will continue to participate in the compensation and benefit programs available to the Company’s executive officers, as previously described and disclosed.

In connection with Mr. McClure’s retirement, and in order to provide an orderly transition, the Company entered into an Executive Transition Services Agreement with Mr. McClure (the “Agreement”) on February 26, 2021, pursuant to which Mr. McClure will provide consulting services to the Company for a twelve-month period (the “Transition Period”) commencing on the Transition Date.

Pursuant to the Agreement, during the Transition Period and subject to the early termination provisions contained in the Agreement, the Company will pay Mr. McClure a monthly fee of $37,500.  Mr. McClure may also elect to receive reimbursement for costs of continuing group health insurance coverage.  Mr. McClure’s existing time-based equity awards will continue to vest during the Transition Period and, upon successful completion of the Transition Period, any remaining outstanding unvested time-based equity awards will immediately vest in full.  Mr. McClure’s existing performance-based equity awards will remain outstanding and vest on a pro rata basis at the rate of two-thirds of the amount that would have otherwise vested based on the terms of the awards and actual performance of the Company during the performance period.  Mr. McClure is also eligible for an incentive payment of up to $150,000 to be paid at the end of the Transition Period based upon the achievement of an orderly transition, as determined in the Company’s discretion.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 7.01.Regulation FD Disclosure.

On February 26, 2021, the Company issued a press release announcing the retirement of Michael S. McClure.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1, and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

10.1Executive Transition Services Agreement

99.1Press Release dated February 26, 2021

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, Inc.
Date: February 26, 2021	By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer and Treasurer